UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2005

KOPPERS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-12716	25-1588399
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

(Address of principal executive offices)

Registrant’s telephone number, including area code: (412) 227-2001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

In a registration statement on Form S-4 filed with the Securities and Exchange Commission today by our parent company, KI Holdings Inc., to exchange its outstanding 9 7/8% Senior Discount Notes Due 2014 for substantially identical registered notes, KI Holdings Inc. made the following risk factor disclosure:

Koppers Arch Wood Protection (NZ) Ltd (“Koppers Arch New Zealand”) is the subject of an ongoing investigation by the New Zealand Commerce Commission (“NZ Commerce Commission”) regarding industry competitive practices. Koppers Arch New Zealand manufactures and markets wood preservative products throughout New Zealand. Koppers Arch New Zealand is cooperating with the NZ Commerce Commission’s investigation. The NZ Commerce Commission has the authority to penalize companies that have violated New Zealand’s competition laws. Such penalties, if assessed against Koppers Arch New Zealand, could have a material adverse effect on its business, financial condition, cash flows and results of operations. For example, the NZ Commerce Commission has the authority to assess fines equal to the higher of (i) $NZ10,000,000, (ii) three times the commercial gain from the contravention or (iii) 10% of the turnover of Koppers Arch New Zealand and all interconnected companies. Similarly, Koppers Arch Wood Protection (Aust) Pty Ltd (“Koppers Arch Australia”), an affiliate of Koppers Arch New Zealand, has made an application for leniency under the Australian Competition and Consumer Commission’s (“ACCC”) policy for cartel conduct. The ACCC has confirmed that Koppers Arch Australia satisfies the requirements of its leniency program and the conditions attaching to Koppers Arch Australia’s leniency application are expected to be determined shortly. In the event such leniency application is not granted, the ACCC may penalize Koppers Arch Australia for any violations of the competition laws of Australia. Such penalties, if assessed against Koppers Arch Australia, could have a material adverse effect on its business, financial condition, cash flows and results of operations. Koppers Arch New Zealand and Koppers Arch Australia are wholly-owned subsidiaries of Koppers Arch Investments Pty Ltd, which is an Australian joint venture owned 51% by Worldwide Ventures Corporation and 49% by Hickson Nederland BV.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KOPPERS INC.

Dated: February 14, 2005

	By:	/s/ Steven R. Lacy
Steven R. Lacy Senior Vice President, Administration, General Counsel and Secretary